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                                                                    EXHIBIT 99.6


                             VOTING INSTRUCTION CARD

                        WESTERN SIERRA BANCORP KSOP PLAN


         The undersigned hereby instructs the Trustees of the Western Sierra Bancorp KSOP Plan ("KSOP Plan") to represent and vote on behalf of the undersigned all shares of common stock of Western Sierra Bancorp held in the KSOP Plan in the name of the undersigned at the Special Meeting of Shareholders to be held on May 30, 2006, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present with respect to the matters listed below.

         THE BOARD OF DIRECTORS OF WESTERN SIERRA BANCORP RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.


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
1.   To approve the principal terms of the Agreement and Plan of Reorganization  [ ] FOR    [ ] AGAINST     [ ] ABSTAIN
     dated February 7, 2006, by and among Umpqua Holdings Corporation, Western
     Sierra Bancorp, Umpqua Bank, Western Sierra National Bank, Auburn Community
     Bank, Central California Bank and Lake Community Bank, and the accompanying
     Plan of Merger.


2.   To approve an adjournment or postponement of the Special Meeting            [ ] FOR    [ ] AGAINST     [ ] ABSTAIN
     if necessary to solicit additional proxies.
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THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED AS
SPECIFIED ABOVE BY THE PLAN TRUSTEES, BUT IF NO SPECIFICATION IS MADE, SUCH
SHARES WILL BE VOTED AT THE SOLE DISCRETION OF THE TRUSTEES.

Signature                               Dated                          , 2006
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Mark, sign and date this Voting Instruction Card and return it in the enclosed postage-paid envelope no later than May 20, 2006.